Exhibit 99.1

Neff Corporation Announces Third Quarter 2015 Results
Board Authorizes $25 Million Share Repurchase Program

MIAMI, Fla., November 11, 2015 - Neff Corporation (the “Company”) (NYSE: NEFF) today reported its financial results for the third quarter ended September 30, 2015.
Graham Hood, Chief Executive Officer of Neff Corporation, commented, “We achieved record rental revenues in the third quarter of 2015 which increased by 3.2% year over year, despite the ongoing headwinds from Oil and Gas activities. Adjusted EBITDA increased by 1.3% year over year and we delivered excellent Adjusted EBITDA margin of 51.1% for the quarter. Outside of our branches directly affected by oil and gas, our rental revenues were up 10.5% and our EBITDA increased by 11.1%, reflecting the ongoing strength in the construction markets we serve.”
Third Quarter 2015 Highlights

•	Revenues increased 1.7% to $99.4 million in the third quarter of 2015 from $97.7 million in the third quarter of 2014.

•	Rental revenues increased 3.2% year over year, to $90.5 million in the third quarter of 2015.

•	Rental rates decreased 0.1% year over year.

•	Time utilization was 69.2% in the third quarter of 2015, a decrease from 70.9% in the prior year period.

•	The average original equipment cost ("OEC") of our rental fleet increased by 8.5% to $780.2 million for the third quarter of 2015.

•	Adjusted EBITDA increased 1.3% to $50.8 million in the third quarter of 2015 from $50.2 million in the prior year period.

•	Adjusted EBITDA margin was 51.1%.

Share Repurchase Authorization

The Company’s board of directors has authorized a share repurchase program pursuant to which the Company may purchase shares of its Class A common stock. Under the share repurchase program, the Company may acquire up to $25 million of shares of Class A common stock in open market and negotiated purchases from time to time, dependent upon market conditions.

These repurchases will be subject to market conditions, applicable legal requirements, the ability of the Company to receive restricted payments from its operating subsidiaries, and other factors. The share repurchase program does not obligate Neff to acquire any minimum amount of common stock, and the program may be modified, limited, extended, suspended or terminated at any time at the Company’s discretion without prior notice. The Company currently expects that repurchases under the program will be made in compliance with the SEC's Rule 10b-18.

Graham Hood, commented that, “The board of directors believes that the Company’s common stock currently is undervalued in the marketplace and represents a sound investment at its recent trading prices. The board of directors and management are confident in the future of Neff and believe this repurchase program to be in the best interests of the Company and its stockholders.”

Third Quarter 2015 Financial Results

Revenue

Total revenues increased 1.7% to $99.4 million from $97.7 million in the third quarter of 2014. Rental revenues increased 3.2% to $90.5 million from $87.7 million in the third quarter of 2014. Equipment sales decreased to $5.6 million from $6.6 million in the third quarter of 2014. Parts and service revenues decreased to $3.3 million in the third quarter of 2015 from $3.5 million in the prior year period.

Adjusted EBITDA

Adjusted EBITDA, a non-US GAAP financial measure that includes the adjustments noted in the reconciliation below, in the third quarter of 2015 was $50.8 million compared to $50.2 million in the third quarter of 2014. Adjusted EBITDA, as a percentage of revenues, was 51.1% compared to 51.3% in the third quarter of 2014.

Net Income

Net income for the quarter decreased to $9.4 million for the third quarter of 2015 from $19.3 million in the third quarter of 2014. Net income decreased primarily because of a $4.2 million loss on an interest rate swap which occurred in the third quarter of 2015 and did not occur in 2014. Additionally, net income in the prior year period was greater due to the reversal of uncertain tax positions.

Return on Invested Capital ("ROIC")

ROIC was 11.1% for the twelve months ended September 30, 2015, a decrease of 20 basis points from the twelve months ended September 30, 2014. The Company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity (deficit) and debt, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, a federal statutory tax rate of 35% is used to calculate after-tax operating income.

Fleet Size

The size of the rental fleet was $780.7 million of OEC as of September 30, 2015, compared to $723.6 million at September 30, 2014.

Nine Months 2015 Financial Results

•	Revenues increased 3.7% to $277.7 million from $267.8 million for the prior year period.

•	Adjusted EBITDA increased 2.6% to $136.8 million from $133.4 million in the prior year period. Adjusted EBITDA as a percentage of revenues was 49.3% compared to 49.8% in the prior year period.

•	Rental revenues increased 3.8%, or $9.1 million, to $249.5 million for the current year period from $240.4 million in the same period last year.

•	The OEC of our rental fleet increased by 11.2% to $755.0 million in the current year period.

•	Rental rate growth was 1.8% in the current year.

•	Time utilization was 66.7% compared to 70.5% in the prior year period.

2015 Financial Outlook

The Company has updated its 2015 full year outlook as follows:

•	Total revenue is forecast to be in the range of $375 million to $385 million, compared to the prior guidance of $385 million to $395 million.

•	Adjusted EBITDA is forecast to be in a range of $185 million to $190 million, compared to the prior guidance range of $190 million to $195 million.

•	Year-over-year rental rate increase is expected to be approximately 1.0% to 2.0%, compared to prior guidance of 3.0%.

•	Time utilization is unchanged from prior guidance of 66%.

•	Net capital expenditures are unchanged from prior guidance in the range of $130 million to $135 million.

Basis of Presentation

Subsequent to the initial public offering in 2014 ("IPO"), Neff Corporation began to operate and control all of the business affairs of Neff Holdings LLC ("Neff Holdings") and began to consolidate Neff Holdings and Neff Holdings' subsidiaries, Neff LLC and Neff Rental LLC, and such consolidation has been reflected for all periods presented in the following tables. Unless otherwise noted, the results prior to the IPO presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

The historical results prior to the IPO do not purport to reflect what the results of operations of Neff Corporation would have been had the IPO and related reorganization and other transactions occurred prior to such periods. For example, the historical results do not reflect the portion of Neff Corporation's income attributable to the non-controlling interest or the provision for corporate income taxes on the income attributable to Neff Corporation that we expect to record with respect to future periods.

Conference Call

The Company’s management will hold a conference call to discuss the third quarter 2015 results tomorrow, November 12, 2015, at 10:00 a.m. (Eastern Daylight Time). To participate in the conference call, participants should dial +1 866-393-4306 (domestic) or +1 734-385-2616 (international) and enter access code 64002756, a few minutes prior to the start of the call. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the "Investor Relations" portion of the Neff Corporation website at: http://investor.neffrental.com.
A telephonic replay will be available from 1:00 p.m. ET on the day of the conference call through Wednesday, November 25, 2015. To listen to the archived call, dial +1 855-859-2056 or +1 404-537-3406 and enter conference ID number 64002756. The replay of the conference call will also be available via webcast on the Company's website at: http://investor.neffrental.com, where it will be archived for 12 months after the conference call.

Non-US GAAP Measures and Key Performance Measures

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), Adjusted EBITDA and adjusted earnings per share are non-US GAAP financial measures as defined under the rules of the Securities and Exchange Commission ("SEC"). EBITDA represents the sum of net income, interest expense, provision for (benefit from) income taxes, depreciation of rental equipment, other depreciation and amortization and amortization of debt issue costs. Adjusted EBITDA represents EBITDA further adjusted to give effect to non-cash and other items that we do not consider to be indicative of our ongoing operations, including for the periods presented loss on extinguishment of debt, the transaction bonuses, rental split expense, equity-based compensation, adjustment to tax receivable agreement and loss on interest rate swap. Adjusted earnings per share represents the sum of diluted earnings per share of Class A common stock, as reported, adjusted for the impact of items that we believe are not indicative of our ongoing operations, including for the periods presented (gain) loss on interest rate swap and non-cash adjustment to tax receivable agreement. The Company believes that: (i) EBITDA and Adjusted EBITDA and (ii) adjusted earnings per share provide useful information about operating performance and period-over-period growth and is useful to securities analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in the industry. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under US GAAP as indicators of operating performance or liquidity.

OEC and rental rate are two of the key performance measures we use in evaluating our business and results of operations.
We present OEC, defined as the first cost of acquiring the equipment, or in the case of used equipment purchases and rental splits, an estimate of the first cost that would have been paid to acquire the equipment if it had been purchased new in its year of manufacture, as the daily average OEC of equipment on rent, divided by the OEC of all equipment in the rental fleet during the relevant period.
We define rental rates as the rates charged to our customers on rental contracts that typically are for daily, weekly or monthly terms. Rental rates change over time based on a combination of pricing, the mix of equipment on rent and the mix of rental terms with customers. Period over period changes in rental rates are calculated on a weighted average with the weighting based on prior period revenue mix.

About Neff Corporation

Neff Corporation is a leading regional equipment rental company in the United States, focused on the fast growing Sunbelt states. The Company offers a broad array of equipment rental solutions for its diverse customer base. Neff Corporation’s broad fleet of equipment includes earthmoving, material handling, aerial and other rental equipment to meet specific customer needs.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical facts should be considered forward-looking statements, including statements regarding our 2015 outlook, including without limitation, statements regarding our forecasted revenue and Adjusted EBITDA and our expected rental rates, time utilization and net capital expenditures; expectations regarding execution of our strategy; expectations regarding seasonality and expectations regarding the slowdown in oil and gas exploration and the Company’s ability to offset such slowdown. We use words such as "could," "may," "should," "will," "expect," "believe," "continue," "anticipate," "estimate," "intend," "project," "plan," "forecast" and other similar expressions to identify some but not all forward-looking statements. Forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.
The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, current plans, expected future developments and other important factors we believe are appropriate under the circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many important factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. We believe these important factors include, but are not limited to, the following: the fact that future economic downturns could have a material adverse impact on our business; trends in oil and gas prices and the impact on the level of exploration, development and production activity of certain of the Company’s customers and the demand for the Company’s services and products; the fact that the Company’s revenues and operating results will fluctuate, which could affect the volatility of the trading of its Class A common stock; the highly cyclical nature of the equipment rental industry; decreases in construction or industrial activities and resulting decreases in the demand for the Company’s equipment or the rental rates or prices it can charge; competition in the equipment rental industry which could lead to a decrease in the Company’s market share or in rental rates and its ability to sell equipment at favorable prices; Wayzata, the Company's largest shareholder, as a result of its ownership stake in the Company, may have the ability to exert substantial influence over actions to be taken or approved by the Company's Board of Directors or shareholders; the Company’s substantial indebtedness, its ability to generate cash to meet its debt service obligations and the restrictions the Company's indebtedness imposes on the Company's current and future operations; the Company’s need to obtain additional capital, which may not be available, to fund the capital outlays required for the success of its business, including those relating to purchasing equipment, opening new rental locations, making acquisitions and refinancing existing indebtedness; significantly higher maintenance costs in connection with increases in the weighted average age of the Company’s rental fleet; fluctuations in the price of the Company's Class A Common Stock and its ability to complete share repurchases on favorable terms, within the anticipated time frame, or at all; environmental and health and safety laws and regulations that may result in liabilities for the Company; termination of one or more of the Company’s relationships with any of its equipment manufacturers; residual value risk of the Company’s rental fleet upon disposition; the rising cost of new equipment and supplier constraints; disruptions in the Company’s information technology and customer relationship management systems; potential acquisitions and expansions into new markets; payments under our tax receivable agreement; the Company's dependence on key personnel, any labor disputes, work stoppages and/or slowdowns; and increased costs as a result of operating as a public company. These and other important factors described under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2014 and similar disclosures in subsequent reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained in this press release to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New important factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them.
# # #
Contact:
Investor Relations Contact:
Shawn Severson
Phone: (415) 489-2198
Fax: (415) 217-7721
shawn@blueshirtgroup.com

TABLE 1
NEFF CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)

	For the Three Months Ended September 30, 2015	For the Three Months Ended September 30, 2014	For the Nine Months Ended September 30, 2015	For the Nine Months Ended September 30, 2014
Revenues
Rental revenues	$90.5	$87.7	$249.5	$240.4
Equipment sales	5.6	6.6	18.5	17.4
Parts and service	3.3	3.5	9.7	10.1
Total revenues	99.4	97.7	277.7	267.8
Cost of revenues
Cost of equipment sold	3.5	3.8	11.9	9.9
Depreciation of rental equipment	21.6	18.3	62.3	54.8
Cost of rental revenues	21.2	22.0	58.6	59.7
Cost of parts and service	2.0	2.1	5.5	6.2
Total cost of revenues	48.2	46.2	138.2	130.5
Gross profit	51.2	51.5	139.5	137.3
Other operating expenses
Selling, general and administrative expenses	22.9	21.1	67.6	61.5
Other depreciation and amortization	2.7	2.4	7.8	7.1
Transaction bonus	—	—	—	24.5
Total other operating expenses	25.5	23.5	75.4	93.1
Income from operations	25.7	28.0	64.1	44.2
Other expenses (income)
Interest expense	10.9	13.2	32.2	28.3
Adjustment to tax receivable agreement	0.4	—	(2.5)	—
Loss on extinguishment of debt	—	—	—	15.9
Loss on interest rate swap	4.2	—	4.1	—
Amortization of debt issue costs	0.4	0.4	1.1	2.7
Total other expenses (income)	15.9	13.6	34.9	46.9
Income (loss) before income taxes	9.8	14.5	29.2	(2.7)
(Provision for) benefit from income taxes	(0.3)	4.8	(1.7)	4.6
Net income	9.4	19.3	27.5	1.9
Less: net income attributable to non-controlling interest	6.2	19.3	15.9	1.9
Net income attributable to Neff Corporation	$3.2	$—	$11.6	$—

Net income attributable to Neff Corporation per share of Class A common stock:
Basic	$0.31		$1.10
Diluted	$0.27		$0.96
Weighted average shares of Class A common stock outstanding:
Basic	10.5		10.5
Diluted	12.0		12.0

TABLE 2
NEFF CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 30, 2015	December 31, 2014
ASSETS

Cash and cash equivalents	$0.2	$0.2
Accounts receivable, net	60.9	66.4
Inventories	2.2	2.0
Rental equipment, net	468.5	420.2
Property and equipment, net	34.6	30.2
Prepaid expenses and other assets	15.4	17.0
Goodwill	58.8	58.8
Intangible assets, net	15.6	16.6
Total assets	$656.3	$611.4

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities
Accounts payable	$9.3	$27.4
Accrued expenses and other liabilities	33.6	31.2
Revolving credit facility	278.0	245.2
Second lien loan, net	476.9	476.7
Payable pursuant to tax receivable agreement	29.1	31.6
Deferred tax liability, net	7.5	5.4
Total liabilities	834.4	817.5

Stockholders' deficit
Class A Common Stock	0.1	0.1
Class B Common Stock	0.2	0.2
Additional paid-in capital	(111.6)	(112.2)
Retained earnings	13.2	1.6
Total stockholders' deficit	(98.2)	(110.3)
Non-controlling interest	(79.9)	(95.8)
Total stockholders' deficit and non-controlling interest	(178.0)	(206.1)
Total liabilities and stockholders' deficit and non-controlling interest	$656.3	$611.4

TABLE 3
NEFF CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	For the Nine Months Ended September 30, 2015	For the Nine Months Ended September 30, 2014
Cash Flows from Operating Activities
Net income	$27.5	$1.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	69.1	60.8
Amortization of debt issue costs	1.1	2.7
Amortization of intangible assets	1.0	1.1
Amortization of original issue discount	0.2	0.1
Gain on sale of equipment	(6.7)	(7.5)
Provision for bad debt	1.4	1.9
Equity-based compensation	0.9	0.8
Deferred income taxes	2.1	—
Adjustment to tax receivable agreement	(2.5)	—
Unrealized loss on interest rate swap	3.9	—
Loss on extinguishment of debt	—	15.9
Changes in operating assets and liabilities:
Accounts receivable	4.1	(5.3)
Inventories, prepaid expenses and other assets	0.1	(2.9)
Accounts payable	(1.3)	(0.9)
Accrued expenses and other liabilities	(1.3)	(0.4)
Net cash provided by operating activities	99.7	68.4
Cash Flows from Investing Activities
Purchases of rental equipment	(139.0)	(135.9)
Proceeds from sale of equipment	18.5	17.4
Purchases of property and equipment	(11.7)	(11.7)
Net cash used in investing activities	(132.2)	(130.3)
Cash Flows from Financing Activities
Repayments under revolving credit facility	(95.2)	(464.9)
Borrowings under revolving credit facility	128.0	502.7
Proceeds from second lien loan, net of original issue discount	—	572.1
Distribution to members	—	(329.9)
Repayments of senior secured notes	—	(200.0)
Call premiums	—	(7.2)
Debt issue costs	—	(9.1)
Payment of costs directly associated with the issuance of Class A common stock	(0.3)	—
Net cash provided by financing activities	32.5	63.8
Net increase in cash and cash equivalents	—	1.8
Cash and cash equivalents, beginning of period	0.2	0.2
Cash and cash equivalents, end of period	$0.2	$2.0

TABLE 4
NEFF CORPORATION AND SUBSIDIARIES
DILUTED EARNINGS PER SHARE CALCULATION
(in millions, except per share data)

	For the Three Months Ended September 30, 2015	For the Nine Months Ended September 30, 2015
Numerator:
Net income attributable to Neff Corporation	$3.2	$11.6
Denominator:
Weighted average shares of Class A common stock outstanding	10.5	10.5
Add dilutive effect of the following:
Neff Holdings options (redeemable for cash or Class A common stock)	1.3	1.3
Neff Corporation stock options	0.3	0.3
Weighted average shares of Class A common stock outstanding, diluted	12.0	12.0

Diluted earnings per share of Class A common stock	$0.27	$0.96

NEFF CORPORATION AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE - US GAAP RECONCILIATION

We define “adjusted earnings per share” as the sum of diluted earnings per share of Class A common stock, as reported, adjusted for the impact of the items that we believe are not indicative of our ongoing operations. Management believes that including adjusted earnings per share in this press release is appropriate because securities analysts, investors and other interested parties use this non-US GAAP financial measure as an important measure to assess our operating performance compared to that of other companies in the industry. However, adjusted earnings per share is not a measure of financial performance under US GAAP. Accordingly, adjusted earnings per share should not be considered an alternative to diluted earnings per share of Class A common stock. The table below provides a reconciliation between diluted earnings per share of Class A common stock, as reported, and adjusted earnings per share.

TABLE 5

	For the Three Months Ended September 30, 2015	For the Nine Months Ended September 30, 2015
Diluted earnings per share of Class A common stock, as reported	$0.27	$0.96
Adjusted for:
Loss on interest rate swap(a)	0.21	0.21
Adjustment to tax receivable agreement(b)	0.03	(0.21)
Adjusted earnings per share	$0.51	$0.96

(a)	Represents after tax impact of loss on interest rate swap related to adjustments to fair value.

(b)	Represents non-cash adjustment to tax receivable agreement related to changes in estimates used in the calculation of the tax receivable agreement.

NEFF CORPORATION AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA - US GAAP RECONCILIATION
(in millions)

EBITDA is defined as net income (loss) plus interest expense, provision for (benefit from) income taxes, depreciation of rental equipment, other depreciation and amortization and amortization of debt issue costs. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to non-cash and other items that management does not consider to be indicative of our ongoing operations, including for the periods presented loss on extinguishment of debt, the transaction bonuses, rental split expense, equity-based compensation, adjustment to tax receivable agreement and loss on interest rate swap. Adjusted EBITDA is not a measure of performance in accordance with US GAAP and should not be considered as an alternative to net income (loss) or operating cash flows determined in accordance with US GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management's discretionary use, as it excludes certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes that including EBITDA and Adjusted EBITDA in this press release is appropriate because securities analysts, investors and other interested parties use these non-US GAAP financial measures as important measures of assessing our operating performance across periods on a consistent basis. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under US GAAP. The table below provides a reconciliation between net income and EBITDA and Adjusted EBITDA.

TABLE 6

	For the Three Months Ended September 30, 2015	For the Three Months Ended September 30, 2014	For the Nine Months Ended September 30, 2015	For the Nine Months Ended September 30, 2014
	(in millions of dollars)
Net income	$9.4	$19.3	$27.5	$1.9
Interest expense	10.9	13.2	32.2	28.3
Provision for (benefit from) income taxes	0.3	(4.8)	1.7	(4.6)
Depreciation of rental equipment	21.6	18.3	62.3	54.8
Other depreciation and amortization	2.7	2.4	7.8	7.1
Amortization of debt issue costs	0.4	0.4	1.1	2.7
EBITDA	45.3	48.8	132.6	90.3
Loss on extinguishment of debt(a)	—	—	—	15.9
Transaction bonus(b)	—	—	—	24.5
Rental split expense(c)	0.7	1.1	1.8	1.9
Equity-based compensation(d)	0.2	0.3	0.9	0.8
Adjustment to tax receivable agreement(e)	0.4	—	(2.5)	—
Loss on interest rate swap(f)	4.2	—	4.1	—
Adjusted EBITDA	$50.8	$50.2	$136.8	$133.4

(a)	Represents expenses and realized losses that were incurred in connection with the redemption of our Senior Secured Notes.

(b)	Represents the payment of incentive bonuses earned in connection with consummation of a refinancing to management and certain members of Neff Holdings' board of managers.

(c)
Represents cash payments made to suppliers of equipment in connection with rental split expense, which payments are credited against the purchase price of the applicable equipment if Neff Holdings elects to purchase that equipment.

(d)	Represents non-cash equity-based compensation expense recorded in the periods presented in accordance with US GAAP.

(e)	Represents adjustment to tax receivable agreement related to changes in estimates used in the calculation of the tax receivable agreement.

(f)	Represents loss on interest rate swap related to adjustments to fair value.